Exhibit 99.1

AVANEX ANNOUNCES $48 MILLION COMMON STOCK OFFERING

Fremont, California, — March 7, 2006 — Avanex Corporation (NASDAQ:AVNX) announced today that it has agreed to sell publicly 24,075,000 shares of its common stock at $2.00 per share to certain investors, for aggregate proceeds of approximately $48.15 million, before placement agent fees and other offering expenses. The purchase price represents a 6.4% premium to the average closing price of the stock over the five trading days ended on March 6, 2006 of $1.88. The sale is expected to be completed on March 9, 2006 and is subject to customary closing conditions. The net proceeds of the financing will be used for general corporate purposes and working capital requirements. In connection with the issuance of the shares, the investors will be issued warrants which will be exercisable for 7,222,500 shares of the Company’s common stock. The warrants expire four years from the initial closing and are exercisable at $2.73 per share.

“The completion of this offering will significantly strengthen Avanex’s balance sheet and enhance our flexibility to pursue our business plan and take advantage of future growth opportunities,” said Jo Major, President and CEO.

Banc of America Securities LLC acted as exclusive placement agent in connection with the offering. The shares in this offering are being issued under a shelf registration statement previously filed with the Securities and Exchange Commission and declared effective on July 28, 2004 relating to up to $100 million of the Company’s securities. A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement relating to the offering may be obtained from Avanex Corporation, 40919 Encyclopedia Circle, Fremont, CA 94538, Attention: Investor Relations.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Corporate Headquarters

40919 Encyclopedia Circle, Fremont, CA 94538 USA • Telephone 510-897-4188 Fax 510-897-4189

Contact Information:

Investor Relations:

Maria Riley

650-470-0200

maria@stapleton.com